Exhibit 5

SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

October 28, 2010

Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

Re:	Colgate-Palmolive Company
Registration Statement on Form S-3 (Registration No. 333-154923)

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (Registration No. 333-154923) (such registration statement, as amended to the date hereof, including the documents incorporated by reference therein, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities of Colgate-Palmolive Company, a Delaware corporation (the “Company”).  Such debt securities include the Company’s Medium-Term Notes, Series E, Due One Year or More from Date of Issue, (the “Series E Notes” ) and the Company’s Medium-Term Notes, Series G, Due One Year or More from Date of Issue (the “Series G Notes” and, together with the Series E Notes, the “Notes”), which are to be issued under an Indenture, dated as of November 15, 1992 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, which is incorporated by reference as an exhibit to the Registration Statement.  The Notes are to be issued in substantially the forms incorporated by reference as exhibits to the Registration Statement (with maturities, interest rates and other terms of the Notes appropriately filled in).  The Notes are to be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus, including, if applicable, the Prospectus Supplement dated July 29, 2010 (the “Prospectus Supplements”).

We have examined the Registration Statement and such other instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Based on such examination, we are of the opinion that the issuance of up to $13,802,000 in aggregate initial offering price of the Series E Notes and up to $2,000,000,000 in aggregate initial offering price of the Series G Notes (or the equivalent in the currency of countries other than the United States or a composite currency) has been duly authorized by all necessary action by the Board of Directors and the authorized officers of the Company and, when the variable terms of such Notes have been established by any of the authorized officers to whom such authority has been delegated and such Notes have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as contemplated by the Registration Statement, any amendment thereto, the Prospectus and the Prospectus Supplements relating to the Notes and the agreed consideration therefor has been received by the Company, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

With respect to enforcement, the above opinion is qualified to the extent that enforcement of the Indenture and the Notes may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles, and further to the extent that enforcement of any Notes denominated in a currency other than United States dollars may be limited by requirements that a claim (or foreign currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law. We have further assumed with respect to enforcement that, when fixed, the terms of the Notes will comply with all applicable “bucket shop” or similar state laws, or have the availability of federal preemption therefrom.

The foregoing opinion is limited to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware.  We hereby consent to the filing of this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 and the incorporation by reference of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and any amendment thereto.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sidley Austin LLP